Exhibit 99.1

NewStar Hires Veteran Risk Manager Dan McCready as Chief Credit Officer

Current Chief Credit Officer Bob Clemmens to Retire

Boston, MA, March 25, 2013 – NewStar Financial, Inc. (NASDAQ: NEWS) announced today that it has hired veteran credit risk manager Dan McCready as Chief Credit Officer.

Mr. McCready joins NewStar from CIT Group where he was Chief Credit Officer of CIT Corporate Finance. He has nearly 30 years of experience in leveraged finance and sponsor coverage. As a Chief Credit Officer at CIT since 2009, he chaired the firm’s Corporate Finance Credit Committee with approval authority over a $10 billion portfolio and responsibility for approving transactions across all industry groups and product categories in the Corporate Finance division, including sponsor finance, asset-based lending and equipment finance. He was previously responsible for all underwriting across the firm’s Commercial & Industrial business as Chief Underwriter.

Previously, Mr. McCready held senior positions at GE Capital, CIBC World Capital Markets, Bankers Trust Company and Bank of America.

Mr. McCready will succeed Robert (“Bob”) Clemmens, who helped found NewStar and has held the role of Chief Credit Officer since NewStar’s inception in 2004. Mr. Clemmens will remain actively involved in the transition of responsibilities through his previously announced planned retirement in mid-2013.

“Bob Clemmens has played a pivotal role in building our company and establishing our credit track record,” said Peter Schmidt-Fellner, Chief Investment Officer. “Bob worked tirelessly to establish our credit culture and his leadership helped guide us through one of the most challenging business cycles of our lifetimes. He leaves us with a lasting legacy and we are grateful for his many significant contributions,” he continued. “While it is difficult to lose a valued colleague, I am also excited about the opportunity to work with another top notch credit professional like Dan as we continue to capitalize on our strengths and further develop our credit practices across a broader platform.” Mr. Schmidt-Fellner added.

“I am very excited to join a team with such depth and experience across its specialized lending businesses,” said McCready. “I am looking forward to working with the team to continue building on the firm’s established credit risk practices as we expand our coverage of private equity firms, industry sectors and intermediaries in these attractive markets.”

Mr. Daniel McCready

9 Old Kings Highway

4th Floor

Darien, CT 06820-5900

P 203-716-8400

dmccready@newstarfin.com

About NewStar Financial, Inc.:

NewStar Financial (NASDAQ:NEWS) is a specialized commercial finance company focused on meeting the complex financing needs of companies and private investors in the middle market. The Company specializes in providing senior secured debt financing options to mid-sized companies to fund working capital, growth strategies, acquisition and recapitalization, as well as, equipment purchases. NewStar originates loans and leases directly through a team of experienced, senior bankers and marketing officers organized around key industry and market segments. The Company targets ‘hold’ positions of up to $35 million and selectively underwrites or arranges larger transactions for syndication to other lenders.

NewStar is headquartered in Boston MA and has regional offices in Darien CT, Atlanta GA, Chicago IL, Dallas TX, Los Angeles CA, Philadelphia, PA, San Francisco CA, and Portland OR. For more detailed information, please visit our website at www.newstarfin.com.

Corporate Inquiries:

NewStar Financial

Colleen M. Banse

617.848.2502

cbanse@newstarfin.com

NewStar Financial

Brian J. Fischesser

617.848.2512

bfischesser@newstarfin.com